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                                                                     Exhibit 7.4

Dirk M. Sandefur, District Judge
Dept. 4, Montana 8th Judicial District
Cascade County Courthouse - Rm. 203
415 2nd Avenue North
Great Falls, MT 59401
Ph: (406) 771-6566

             MONTANA EIGHTH JUDICIAL DISTRICT COURT, CASCADE COUNTY

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TURKEY VULTURE FUND XIII, LTD,                  Cause No.: DDV-03-1214

                Plaintiff,                      TEMPORARY RESTRAINING ORDER
      vs.

ENERGY WEST, INC., et al,

                Defendants.

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        On November 12, 2003, at 9:10 a.m., Plaintiff Turkey Vulture Fund XIII,
LTD, filed a Verified Complaint For Preliminary And Permanent Injunction (Doc.
1). At 9:19 a.m., on this date, Plaintiff subsequently filed a Motion For Temporary Restraining Order And Memorandum In Support (Doc. 2). At approximately 9:30 a.m. on November 12, 2003, Plaintiff, by and through counsel Steven T. Potts, appeared in open court at the end of the regularly scheduled uncontested hearings and presented, ex parte, the above-referenced contested motion for temporary restraining order. The Court also allowed out-of state counsel, Marc Krantz and Joe Altomare, to address the Court on a limited basis on behalf of the plaintiff.

        Upon review and consideration of the above-referenced pleadings, the Court conducted an ex parte hearing on Plaintiff's motion, a transcript of which is filed in the above-captioned matter as of this date. At approximately 10:30 a.m., from the bench, the Court made and issued the following general findings of fact, conclusions of law, and order from the bench based on Plaintiff's verified complaint:

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         (1)      the legal and factual status quo in this case is that
                  Defendant Energy West, Inc., pursuant to its own bylaws, was committed to conduct an annual shareholders' meeting and election of directors on November 12, 2003 at 9:00 a.m.;

         (2) for reasons that are neither entirely clear to the Court nor adjudicated of record, Defendant Energy West, Inc., has attempted to delay the annual meeting and election of directors, apparently to the benefit one faction of shareholders and to the detriment of another faction of shareholders;

         (3) a change in the status quo would cause immediate and irreparable injury to Plaintiff and other shareholders by denying them the right and opportunity to an annual election of directors on November 12, 2003, pursuant to the company's bylaws, by all shareholders qualified to vote as of that date pursuant to the company's bylaws and applicable rules of law, and accordingly;

         (4) Defendant Energy West, Inc. is hereby ordered to duly schedule, notice, and conduct its annual shareholders' meeting and election of directors on or before Monday, November 24, 2003. In order to preserve the status quo, the Court further orders that:

                  (A) the only shareholders and proxies eligible to vote are those that were eligible, under the Energy West bylaws and applicable law, on November 12, 2003; and

                  (B) all parties are hereby restrained from engaging in any additional proxy solicitation efforts regarding the subject directors election. The Court shall conduct a formal hearing on Friday, November 21, 2004, on Plaintiff's motion for preliminary injunction.

(Hearing Transcript, November 12, 2003) (paraphrased). Accordingly, pursuant to Sections 27-19-314, 27-19-315, and 27-19-316, MCA, the Court enters the following findings of fact, conclusions of law, and temporary restraining order to formalize the Court's bench order issued at approximately 10:30 a.m. on November 12, 2003:

                                FINDINGS OF FACT

     1. Plaintiff, Turkey Vulture Fund XIII, LTD, is a shareholder of Defendant Energy West, Inc. The other defendants are members of the board of directors of Energy West.

     2. Pursuant to its bylaws, Energy West duly scheduled a meeting of shareholders and an election of directors for November 12, 2003, at 9:00 a.m. in Great Falls, Montana.

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     3. On the afternoon of November 11, 2003, Energy West announced its intent to postpone the November 12th meeting and did in fact do so.

     4. Prior to November 11, 2003, Plaintiff and other shareholders sought to have three directors elected to the board of directors of Energy West and engaged in expensive proxy solicitation and other related efforts to oppose the incumbent board of directors of Energy West.

     5. Plaintiff's manager and other representatives traveled to Great Falls, Montana, prior to November 11, 2003, to attend the previously-scheduled shareholder meeting.

     6. Plaintiff's has alleged, and it appears to the Court on an ex parte basis, that the postponement of the meeting may benefit the election of incumbent directors to the detriment of other candidates and supporting shareholders.

     7. Delaying the shareholder meeting to December 3, 2003, will result in immediate and irreparable injury to Plaintiff and other shareholders by denying them the right and opportunity to an annual meeting and election of directors on November 12, 2003, pursuant to the company's bylaws, by all shareholders qualified to vote as of that date pursuant to the company's own bylaws and applicable rules of law.

     8. Plaintiff has provided notice by telephone and facsimile of its verified complaint and motion for a temporary restraining order to Defendants' Kansas City counsel.

                               CONCLUSIONS OF LAW

     1. Pursuant Title 35 and Title 27, Chapter 19, MCA, this Court has jurisdiction over this action.

     2. Plaintiff's verified complaint satisfies the requirements of Sections 27-19-315 and 27-19-303, MCA.

     3. Pursuant to Section 27-19-301, MCA, Plaintiff has provided reasonable notice by telephone and facsimile of its verified complaint and motion for a temporary restraining order to Defendants' Kansas City counsel.

     4. At the time of filing of Plaintiff's Verified Complaint and motion for temporary restraining order, the legal and factual status quo was that that Defendant Energy West, Inc., pursuant to its own bylaws, was committed to conduct an annual shareholders' meeting and election of directors on November 12, 2003 at 9:00 a.m.;

     5. A substantial likelihood exists that a change in the status quo, i.e., postponement of the Energy West annual meeting and directors election, would result in immediate and irreparable injury to Plaintiff and other shareholders by denying them the right and opportunity to an annual meeting and election of directors on November 12, 2003, by all shareholders qualified to vote as of that date

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pursuant to the company's own bylaws and applicable rules of law.

     6. Equitable relief via temporary restraining order is proper because Plaintiff has no other adequate legal remedy.

                          TEMPORARY RESTRAINING ORDER

     Accordingly, based on the foregoing findings of fact and conclusions of law, the Court hereby enters the following temporary restraining order pursuant to Sections 27-19-314 through 316, MCA:

     (1) Defendant Energy West, Inc. is hereby ordered to duly schedule, notice, and conduct its annual shareholders' meeting and election of directors on or before Monday, November 24, 2003;

     (2)  in order to preserve the status quo, the Court further orders that:

          (A) the only shareholders and proxies eligible to vote are those that were eligible, under the Energy West bylaws and applicable law, on November 12, 2003; and

          (B) all parties are hereby restrained from engaging in any additional proxy solicitation efforts regarding the subject directors election; and

     (3) pursuant to Section 27-19-318, MCA, all parties shall appear before the Court for hearing on Plaintiff's motion for temporary injunction on Friday, November 21, 2003, at 9:00 a.m.

     SO ORDERED this 12th day of November, 2003, at approximately 10:30 a.m., Mountain Standard Time.



                                 /s/ Dirk M. Sandefur
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                                 Dirk M. Sandefur
                                 District Judge


cc: Plaintiff
    Defendants


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